Exhibit 10.3

Quantum Corporation

224 Airport Parkway

Suite 550

San Jose, CA 95110

USA

+1 [408] 944-4000

Mr. James Michael Dodson

January 9, 2023

Dear Mike:

Thank you for your incredible contributions to Quantum during your time here. I appreciate your willingness to help us with a seamless transition of the CFO role and wanted to document the terms of our discussion:

Timeframe

You will transition out of the CFO role on or about January 12, 2023, but will continue to be a regular, full-time Quantum employee until August 7, 2023. During that time, you agree to be available as requested for transition purposes, and to provide such services to the best of your ability and in good faith. In this new role, you will no longer be a corporate officer and it is expected that you will no longer be privy to confidential, non-public material information. Therefore, it is expected that after 90 days from January 12, 2023, you will not be considered an Insider in accordance with the Company’s Insider Trading Policy and therefore will not be subject to trading window restrictions or preclearance requirements.

Compensation

You will continue to receive your current compensation including salary and benefits through August 7, 2023. That compensation is provided in place of any lump-sum severance payments and COBRA benefits, stipends, or reimbursements to which you might have been entitled under you offer letter or other employment agreements with Quantum, and you agree to waive any right to claim such severance or COBRA payments or benefits now or in the future.

www.quantum.com

In addition, you will be entitled to receive any incentive compensation earned and payable to you under the previously approved Quantum Incentive Plan metrics for fiscal year 2023. Any RSUs or PSUs granted to you that are scheduled to vest on or before August 7, 2023, will vest as described in the applicable stock grant agreement. PSUs will continue to be subject to any applicable performance targets that must be met for issuance. We will not provide accelerated vesting of any stock units scheduled to vest on or after August 8, 2023.

Release

You agree that the compensation described above is sufficient consideration for your voluntary release of any and all claims you may have against Quantum. The terms of the release are provided in an attachment to this letter.

Absence of Disputes

You represent that you have no disagreements with Quantum or its management team and agree that Quantum may include statements to that effect in any public filing or disclosure relating to your transition or departure.

Acknowledgement

Your signature below indicates your agreement to the terms described in this letter.

Mike, I want to thank you again for your contributions to Quantum. I hope you know how much I’ve valued our personal and professional partnership. I look forward to supporting you however I can in whatever you choose to do next.

Sincerely,

/s/ Jamie Lerner

Jamie Lerner Quantum Corporation | President, Chief Executive Officer, and Chairman of the Board

AGREED AND ACCEPTED BY:

/s/ James Michael Dodson	Jan. 9, 2023
James Michael Dodson	Date